Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 577-2212 Enpath Medical, Inc.

Contacts:	Investors EVC Group Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820

Media EVC Group Chris Toth (415) 896-6820

April 21, 2005

Enpath Medical Reports First Quarter Results

Conference Call Today at 1:30 PM CDT/2:30 EDT

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) reported revenues of $6.6 million for the first quarter ended March 31, 2005 compared to $7.3 million for the same quarter in 2004, a 9% decline.  The Company reported a net loss of $350,000 or $0.06 per share for the first quarter, compared to net income of $273,000, or $0.05 per diluted share in the first quarter of 2004.

“As we reported in February, we experienced a number of challenges this quarter from both a revenue generation and a profitability perspective,” said James D. Hartman, Chairman and CEO.  “Sales of our core introducer product line increased 8% over 2004.  However, sales of advanced delivery products, primarily kits and components to Medtronic in support of its Cardiac Re-Synchronization Therapy, declined by nearly $500,000 from one year ago due to Medtronic’s continued movement of this product line in-house. As a result, overall sales of our Delivery Systems product line were essentially unchanged from 2004.”

“Sales from our Lead Technologies product line declined 29% or approximately $700,000 compared to one year ago, although this quarter’s sales were consistent with sales achieved for these products over the last three quarters,” Hartman continued.  “The inventory overstocking situation with our largest Lead Technologies customer continues to affect sales of these products, but recent forecasts from this customer indicate that the inventory issue is beginning to rectify itself.  In March we received European approval for our new Myopore RxTM epicardial lead for one of our customers and made the initial shipment in early April.  We expect the next European approval for our second Myopore Rx customer to occur within the next 4-6 weeks and shipments to that customer to also commence in the second quarter.”

Gross margins for the quarter were 35.8% compared to 37.9% in the first quarter of 2004. Both product lines suffered reduced margins due to lower overall sales volumes affecting efficiencies and overhead allocations, along with lower sales of the higher margin advanced delivery kits and components.

“Research and development expenditures increased 32% to $1.4 million, or 20.8% of sales, compared to $1.05 million in 2004, or 14.3% of sales,” Hartman added.  “While we expected R&D spending to be higher this quarter due to the significant number of projects in process, the challenges posed by the FDA in our attempt to gain approval for marketing clearance of our Myopore Rx lead resulted in additional consulting fees above those anticipated.  We expect R&D expenditures in the second quarter to be equivalent to the first quarter while we continue to work toward resolution of the Myopore situation with the FDA, and then begin to decline as a percent of sales in the second half of the year.”

“Our product development pipeline is full at the present time with seven very active advanced delivery introducer projects, four of which are with companies now in clinical trials, four neuro-stimulation development projects, a next generation epicardial lead and delivery system as well as a number of enhancements to our core introducer product line.  We are also in the final stages of providing the data the FDA requested to gain 510(k) marketing clearance for our own advanced steerable introducer.  We continue to stay actively involved in the IS-4 connector, the new pacing lead connector technology, and believe the new specifications will be finalized by the European Union in 2005.  Our higher levels of R&D spending reflect not only our work to launch the Myopore Rx and FasTac FlexTM this year, but to provide an ongoing stream of new product launches for the next several years,” Hartman added.

“We met with the FDA regarding its recent request that we conduct human clinical trials for the Myopore Rx,” Hartman continued.  “Notwithstanding the original determination agreement with the FDA that human trials were not necessary to grant clearance for our device, the magnitude of the trials the FDA is now suggesting is such that it is unlikely we could accommodate its request due to the cost and time estimated to conduct such trials.  Therefore we are exploring other alternatives, including the FDA appeal process, before determining our next course of action.”

“Selling, general and administrative expenses were $1.45 million for the first quarter, or 22.0% of sales, compared to $1.3 million, or 17.5% in the first quarter of 2004.  The first quarter is typically our high administrative quarter with our annual report and audit and we also incurred some one-time recruiting and legal expenditures during the quarter,” Hartman concluded.

2005 Outlook and Guidance

The Company stated that it expects second quarter sales to increase approximately 8-10% over the first quarter.  The Company also stated that without any U.S. sales of the Myopore Rx and the accompanying Fastac Flex delivery tool in 2005, sales in 2005 are likely to be the same or slightly improved from 2004 sales of $29.5 million.  If the Company is able to market the Myopore Rx and Fastac Flex in the U.S. at some point in 2005, the impact on total sales will be dependent on the timing of such launch.  The Company expects to be modestly profitable in each of the remaining three quarters of the year, regardless of the marketing status of the Myopore Rx.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30, EDT to discuss its financial results, outlook for 2005 and current corporate developments.  To participate in the call dial (800) 218-8862 for domestic callers and (303) 262-2140 for international callers, then provide the Company name and Jim Hartman as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the First Quarter 2005 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until April 28, 2005, by calling (800) 405-2236 and referencing ID#11027545#.  An audio replay of the webcast will be archived on the Enpath website until April 20, 2006.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to complete the integration of the BCI operations; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and Fastac Flex; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

		Audited
	03/31/05	12/31/04
Assets
Cash and cash equivalents	$21,471	$362,625
Inventory, receivables and prepaids	8,080,261	8,514,675
Other current assets	693,185	504,683
Property, plant and equipment, net	5,054,815	5,176,086
Goodwill	9,607,975	9,593,662
Intangible assets with finite lives, other	6,899,516	7,016,009
Total Assets	$30,357,223	$31,167,740
Liabilities & Shareholders’ Equity
Current liabilities	$3,928,147	$4,162,001
Long-term liabilities	2,583,322	3,230,882
Shareholders’ equity	23,845,754	23,774,857
Total Liabilities & Shareholders’ Equity	$30,357,223	$31,167,740

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	Mar 31, 2005	Mar 31, 2004
Sales	$6,616,752	$7,297,054
Cost of sales	4,250,227	4,528,820
Gross profit	2,366,525	2,768,234

Operating expenses:
Research and development	1,377,973	1,046,703
Selling, general and administrative	1,456,569	1,276,080
Total operating expenses	2,834,542	2,322,783

Operating income (loss)	(468,017)	445,451

Other expense (income)
Interest expense	63,002	47,665
Interest income	—	(1,395)
Other	7,561	(3,283)
Total other expense	70,563	42,987

Income (loss) before income taxes	(538,580)	402,464
Income tax benefit (expense)	188,503	(129,331)
Net Income (Loss)	$(350,077)	$273,133

Earnings (loss) per common share
Basic	$(0.06)	$0.05
Diluted	$(0.06)	$0.05

Weighted average common shares
Basic	5,899,571	5,718,653
Diluted	5,899,571	6,048,947